EXECUTION COPY

                          INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made as of this 23rd day of January, 2003, between VANGUARD VARIABLE INSURANCE FUNDS, a Delaware statutory trust (the "Trust"), and BAILLIE GIFFORD OVERSEAS LTD, a corporation organized under the laws of Scotland, United Kingdom (the "Adviser").

                               W I T N E S S E T H

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust offers a series of shares known as International Portfolio (the "Portfolio"); and

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Portfolio, and the Adviser is willing to render such services.

     NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this "Agreement," the Trust and the Adviser hereby agree as follows:

     1. APPOINTMENT OF ADVISER. The Trust hereby employs the Adviser as investment adviser, on the terms and conditions set forth herein, for the portion of the assets of the Portfolio that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Adviser from time to time (referred to in this Agreement as the "BG Portfolio"). As of the date of this Agreement, the BG Portfolio will consist of the portion of the assets of the Portfolio that the Board of Trustees has determined to assign to the Adviser, as communicated to the Adviser on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Portfolio assigned to the Adviser. The Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the BG Portfolio; to continuously review, supervise, and administer an investment program for the BG Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Portfolio with all records concerning the activities of the Adviser that the Portfolio is required to maintain; and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Adviser will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Portfolio's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Portfolio communicates to the Adviser in writing, and applicable laws and regulations. The Adviser agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the BG Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions. To the extent expressly permitted by the written policies and procedures established by the Board of Trustees, and subject to Section 28(e) of the Securities Exchange Act of 1934, as amended, any interpretations thereof by the Securities and Exchange Commission or its staff, and other applicable law, the Adviser is permitted to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities to the accounts as to which it exercises investment discretion. The execution of such transactions in conformity with the authority expressly referenced in the immediately preceding sentence shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser agrees to comply with any directed brokerage or other brokerage arrangements that the Portfolio communicates to the Adviser in writing. The Adviser will promptly communicate to the Trust's officers and the Board of Trustees any information relating to the portfolio transactions the Adviser has directed on behalf of the BG Portfolio as such officers or the Board may reasonably request.

     4. COMPENSATION OF ADVISER. For services to be rendered by the Adviser as provided in this Agreement, the Fund will pay to the Adviser an asset-based investment management fee (the "Base Fee") plus a performance-based adjustment to the Base Fee (the "Performance Adjustment"), as further described in this
Section 4. The Base Fee plus the Performance Adjustment (collectively, the "Adjusted Fee") will be paid by the Fund to the Adviser on the Fund's fiscal quarter ends (March, June, September and December) in arrears, as further described in this Section 4.

     4.1. CALCULATION OF THE BASE FEE. The Base Fee for each fiscal quarter of the Fund is calculated by multiplying an Annual Percentage Rate of 0.125% to the average month-end net assets of the BG Portfolio during such fiscal quarter, and dividing the result by 4.

     4.2. CALCULATION OF THE PERFORMANCE ADJUSTMENT. The Performance Adjustment for each fiscal quarter of the Fund shall be calculated by multiplying the appropriate Adjustment Percentage (shown below) to the Annual Percentage Rate (0.125%) applied to the average of the month-end net assets of the Fund over the previous 36 months, and dividing the result by four. The Adjustment Percentage for each fiscal quarter of the Fund shall be determined by applying the following Performance Adjustment Schedule to the cumulative performance of the BG Portfolio relative to the Morgan Stanley Capital International Europe, Australasian, Far East Index (the "Index") over the rolling 36-month period applicable to such fiscal quarter. (See Fee Example #1 in Appendix.)

================================================================================
                         PERFORMANCE ADJUSTMENT SCHEDULE
--------------------------------------------------------------------------------
CUMULATIVE PERFORMANCE OF BG PORTFOLIO
          VS.                                            ADJUSTMENT PERCENTAGE
INDEX OVER APPLICABLE 36-MONTH PERIOD
--------------------------------------------------------------------------------
       Less than -9%                                              -50%
--------------------------------------------------------------------------------
 From -9% up to and including 0%                 Linear decrease from -50% to 0%
--------------------------------------------------------------------------------
Greater than 0% and up to and including +9%      Linear increase from 0% to +50%
--------------------------------------------------------------------------------
       More than +9%                                              +50%
================================================================================

     4.3. CALCULATION OF ADJUSTED FEE FOR PERIODS BEFORE FEBRUARY 6, 2003. Notwithstanding any other provision of this Agreement, the Adviser shall receive no compensation hereunder with respect to any period of time that begins prior to February 6, 2003. Accordingly, the first Adjusted Fee payable hereunder shall be pro rated as necessary to account for the actual duration of time during the first fiscal quarter of the Fund for the 2003 calendar year that this Agreement was effective, and all subsequent calculations of the Adjusted Fee payable hereunder shall be appropriately adjusted to ensure that the Adviser receives no compensation hereunder with respect to any period of time that begins prior to February 6, 2003.

     4.4. TRANSITION   RULES  FOR  CALCULATING   ADVISER'S   COMPENSATION.   The
          Performance Adjustment will not be fully incorporated into the determination of the Adjusted Fee until the fiscal quarter ended March 31, 2006. Until that date, the following transition rules will apply:

          (a) FEBRUARY 6, 2003 THROUGH DECEMBER 31, 2003. The Adjusted Fee will be deemed to equal the Base Fee. No Performance Adjustment will apply to the calculation of the Adjusted Fee during this period.

          (b) JANUARY 1, 2004 THROUGH MARCH 31, 2006. Beginning January 1, 2004, the Performance Adjustment will take effect on a progressive basis with regard to the number of months elapsed between March 31, 2003, and the end of the quarter for which the Adjusted Fee is being computed. During this period, the Base Fee for purposes of calculating the Performance Adjustment will be computed using the average month-end net assets of the BG Portfolio, as determined for a period commencing March 31, 2003, and ending as of the end of the applicable fiscal quarter of the Fund. During this period, the Performance Adjustment will be calculated using the cumulative performance of the BG Portfolio and the Index for a period commencing April 1, 2003 and ending as of the end of the applicable fiscal quarter of the Fund. For these purposes, the endpoints and the size of the range over which a positive or negative adjustment percentage applies and the corresponding maximum adjusted percentage will be multiplied by a time-elapsed fraction. The fraction will equal the number of months elapsed since March 31, 2003, divided by 36. (Fee Example #2 in Appendix.)

          (c) ON AND AFTER MARCH 31, 2006. The Adjusted Fee will be equal to the Base Fee plus the Performance Adjustment.

     4.5. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

          (a) BG PORTFOLIO UNIT VALUE. The "BG Portfolio unit value" shall be determined by dividing the total net assets of the BG Portfolio by a given number of units. The number of units in the BG Portfolio shall be equal to the total shares outstanding of the Fund on the effective date of this Agreement; provided, however, that as assets are added to or withdrawn from the BG Portfolio, the number of units of the BG Portfolio shall be adjusted based on the unit value of the BG Portfolio on the day such changes are executed.

          (b)  BG PORTFOLIO  PERFORMANCE.  The investment  performance of the BG
               Portfolio for any period, expressed as a percentage of the BG Portfolio unit value at the beginning of the period, will be the sum of: (i) the change in the BG Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the BG Portfolio's net investment income and realized net capital gains (whether short or long term) having an ex-dividend date occurring within the period; and (iii) the unit value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period by the BG Portfolio, expressed as a percentage of the BG Portfolio unit value at the beginning of such period. For this purpose, the value of distributions of realized capital gains per unit of the BG Portfolio, of dividends per unit of the BG Portfolio paid from investment income, and of capital gains taxes per unit of the BG Portfolio paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in units of the BG Portfolio at the unit value in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends, and taxes. For purposes of calculating investment performance, the BG Portfolio unit value will be determined net of all fees and expenses of the Fund attributable to the BG Portfolio. Thus, the performance of the BG Portfolio will be net of all fees and expenses of the Fund attributable to the BG Portfolio when compared to the Index.

          (c) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index level at the beginning of such period, will be the sum of (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities make up the Index. For this purpose, cash distributions on the securities that make up the Index will be treated as reinvested in the Index, at least as frequently as the end of each calendar quarter following the payment of the dividend. The calculation will be gross of applicable costs and expenses, and consistent with the methodology used by Morgan Stanley Capital International Inc.

          (d) PERFORMANCE COMPUTATIONS. The foregoing notwithstanding, any computation of the investment performance of the BG Portfolio and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

          (e) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in this Agreement will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days the Adviser performed services hereunder during the fiscal quarter in which such termination becomes effective as a percentage of the total number of days in such quarter.

     5. REPORTS. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in partners of the Adviser (to the extent applicable).

     6. COMPLIANCE. The Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Adviser in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. STATUS OF ADVISER. The services of the Adviser to the Portfolio are not to be deemed exclusive, and the Adviser will be free to render similar services to others so long as its services to the Portfolio are not impaired thereby. The Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio or the Trust.

     8. LIABILITY OF ADVISER. No provision of this Agreement will be deemed to protect the Adviser against any liability to the Portfolio or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. DURATION; TERMINATION; NOTICES; AMENDMENT. This Agreement will become effective on the date hereof and will continue in effect for a period of three years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as this Agreement is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Portfolio; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Portfolio.

     Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio, on thirty days' written notice to the Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and
(iii) this Agreement may be terminated by the Adviser on ninety days' written notice to the Portfolio. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to the Portfolio, at:

Vanguard Variable Insurance Funds - Vanguard International Growth Fund P.O. Box 2600
Valley Forge, PA 19482
Attention:  Jeffrey S. Molitor
Telephone: 610-669-6303
Facsimile:  610-503-5855

If to the Adviser, at:

Baillie Gifford Overseas Ltd
1 Rutland Court
Edinburgh, Scotland
United Kingdom EH3 8EY
Attention: Edward Hocknell
Telephone: 44 131 222 4000
Facsimile: 44 131 222 4496

     This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Portfolio of the Trust.

     As used in this Section 9, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     11. CONFIDENTIALITY. The Adviser shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Portfolio, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Directors of the Trust, Vanguard), and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Adviser, or (iii) for information that is publicly available other than due to disclosure by the Adviser or its affiliates or becomes known to the Adviser from a source other than the Trust, the Board of Directors of the Trust, or Vanguard.

     12. PROXY POLICY. The Adviser acknowledges that Vanguard will vote the shares of all securities that are held by the Portfolio unless other mutually acceptable arrangements are made with the Adviser with respect to the BG Portfolio.

     13. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

     IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

BAILLIE GIFFORD OVERSEAS LTD        VANGUARD VARIABLE INSURANCE  FUNDS

/s/James K. Anderson      1/23/03    /s/ Joseph Dietrick          1/23/03
----------------------------------- -------------------------------------
Signature                  Date     Signature                        Date
James K. Anderson--Chairman          Joseph Dietrick--Assistant Secretary
----------------------------------- -------------------------------------
Print Name                 Title    Print Name                       Title

                                    APPENDIX

     1. FEE EXAMPLE #1 - ADJUSTED FEE CALCULATION: The following example serves as a guide for the calculation of the Adjusted Fee.

     Assume the Adjusted Fee for the fiscal quarter ending March 31, 2006 is being calculated, the transition rules (described in Section 4.3) are not in effect, and the month-end net assets of the BG Portfolio over the rolling 36-month period applicable to such fiscal quarter is as follows:



======================================================================================================================
                                          MONTH-END NET ASSETS OF BG PORTFOLIO ($ MILLION)
----------------------------------------------------------------------------------------------------------------------
           JAN      FEB      MAR      APRIL     MAY      JUNE    JULY     AUG      SEP      OCT      NOV      DEC
----------------------------------------------------------------------------------------------------------------------
2003                                  1001      1002     1003    1004     1005     1006     1007     1008     1009
----------------------------------------------------------------------------------------------------------------------
2004       1010     1011     1012     1013      1014     1015    1016     1017     1018     1019     1020     1021
----------------------------------------------------------------------------------------------------------------------
2005       1022     1023     1024     1025      1026     1027    1028     1029     1030     1031     1032     1033
----------------------------------------------------------------------------------------------------------------------
2006       1034     1035     1036
======================================================================================================================

Also, assume the cumulative performance of the BG Portfolio over the rolling 36-month period applicable to such fiscal quarter is +24.5%, and the cumulative performance of the Index over such period is +20.0%. The Adjusted Fee payable by the Fund to the Adviser for the fiscal quarter ending March 31, 2006 would be $403,007.81 and is calculated as follows:

     a. BASE FEE OF $323,437.50, WHICH IS CALCULATED AS FOLLOWS. The average month-end net assets of the BG Portfolio over the fiscal quarter ending March 31, 2006 ($1,035,000,000), when applied to the Annual Percentage Rate Schedule, corresponds to Average Month-End Net Assets of $1.5 billion or less, and an Annual Percentage Rate of 0.125%. Therefore, the Base Fee is equal to:

                          Base Fee = (a X b) /4, where;

a = Average month-end net assets over the fiscal quarter ending March 31, 2006, calculated as follows:

     ($1,034,000,000 + $1,035,000,000+ $1,036,000,000) / 3 = $1,035,000,000

 b = Annual Percentage Rate applied to average month end net assets, ( = 0.125%)

             Base Fee = ($1,035,000,000 X 0.125%) / 4 = $323,437.50

     b. PERFORMANCE ADJUSTMENT OF +$79,570.31, WHICH IS CALCULATED AS FOLLOWS. The average month-end net assets of the BG Portfolio over the rolling 36-month period applicable to the fiscal quarter ending March 31, 2006 is $1,018,500,000. The excess return of the BG Portfolio (+24.5%) over the Index (+20.0%) over such period is +4.5%. An excess return of +4.5%, when applied to the Performance Adjustment Schedule, corresponds to a relative performance of Greater than 0% and up to and including +9%, which corresponds to an Adjustment Percentage of 25%, calculated as follows:

                  Adjustment Percentage = ([c / d]) X e, where;

            c = Excess return over the performance period, ( = +4.5%)

     d = Maximum excess return for appropriate performance range, ( = +9.0%)

  e = Maximum Adjustment Percentage for appropriate performance range, (= +50%)

               Adjustment Percentage = ([4.5%/9.0%]) X 50% = +25%

        Therefore, the Performance Adjustment = ([f X g] X h) / 4, where;

                      f = Adjustment Percentage, ( = +25%)

 g = Annual Percentage Rate applied to average month end net assets, ( = 0.125%)

  h = Average month-end net assets for the 36-months ended March 31, 2006, ( =
                                $1,018,500,000)

  Performance Adjustment = ([25% X 0.125%] X $1,018,500,000) / 4 = +$79,570.31

       c. An Adjusted Fee of $403,007.81, which is calculated as follows:

                          Adjusted Fee = i + j, where;

                         i = Base Fee, ( = $323,437.50)
                   j = Performance Adjustment, ( = $79,570.31)

              Adjusted Fee = $323,437.50 + $79,570.31 = $403,007.81

     d. CERTAIN CONVENTIONS. In practice, calculations will be extended to the eighth decimal point. Performance differences between the BG Portfolio and the Index are treated in a symmetric manner, such as in the example.

     2. FEE EXAMPLE #2 - ADJUSTED FEE CALCULATION UNDER TRANSITION RULES: The following example serves as a guide for the calculation of the Adjusted Fee during the transition period.

Assume that the Adviser's compensation is being calculated for the fiscal quarter ended September 30, 2004 and the month-end net assets of the BG Portfolio over the 18-month period applicable to such fiscal quarter is as follows:


======================================================================================================================
                                          MONTH-END NET ASSETS OF BG PORTFOLIO ($ MILLION)
----------------------------------------------------------------------------------------------------------------------
           JAN      FEB      MAR      APRIL     MAY      JUNE    JULY     AUG      SEP      OCT      NOV      DEC
----------------------------------------------------------------------------------------------------------------------
2003                                  1001      1002     1003    1004     1005     1006     1007     1008     1009
----------------------------------------------------------------------------------------------------------------------
2004       1010     1011     1012     1013      1014     1015    1016     1017     1018
======================================================================================================================

Also, assume the cumulative performance of the BG Portfolio over the 18-month period applicable to the September 30, 2004 fiscal quarter is +11.8%, and the cumulative performance of the Index over such period is +10.0%. Thus, the excess return of the BG portfolio over the applicable period is +1.80%. The Adjusted Fee payable by the Fund to the Adviser for the fiscal quarter ending March 31, 2006 would be $349,359.38 and is calculated as follows:

     a. BASE FEE OF $317,812.50, WHICH IS CALCULATED AS FOLLOWS. The average month-end net assets of the BG Portfolio over the fiscal quarter ending August 31, 2004 ($1,017,000,000), when applied to the Annual Percentage Rate Schedule, corresponds to Average Month-End Net Assets of $1.5 billion or less, and an Annual Percentage Rate of 0.125%. Therefore, the Base Fee is equal to:

                         Base Fee = (a X b) / 4, where;

a = Average month-end net assets over the fiscal quarter ending March 31, 2006, calculated as follows:

     ($1,016,000,000 + $1,017,000,000 + $1,018,000,000) / 3 = $1,017,000,000

 b = Annual Percentage Rate applied to average month end net assets, ( = 0.125%)

             Base Fee = ($1,017,000,000 X 0.125%) / 4 = $317,812.50

     b. PERFORMANCE ADJUSTMENT OF +$31,546.88, WHICH IS CALCULATED AS FOLLOWS. The average month-end net assets of the BG portfolio over the performance period (March 31, 2003 to September 30, 2004) are $1,009,500,000). The excess return of the BG portfolio (+11.8%) over the Index (+10.0%) over such period is +1.80%. An excess return of +1.80%, when applied to the Performance Adjustment Schedule, corresponds to a relative performance of Greater than 0% and up to and including +9%, which corresponds to an Adjustment Percentage of +10%, calculated as follows:

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                  Adjustment Percentage = ([c / d] X i), where;

  c = Percentage amount by which the performance of the Fund has exceeded the
                               Index, ( = +1.80%)

         d = Size of the adjusted range over which the linear adjustment applies, determined as follows:

                 adjusted range = [(e/f) X g] to [(e/f) X h] = d

  e = Number of months elapsed from March 31, 2003 to September 30, 2004 (= 18)

         f = Number of months in full rolling performance period (= 36)

      g = Minimum excess return for appropriate performance range (= 0.0%)

      h = Maximum excess return for appropriate performance range (= +9.0%)

          d = [(18/36) X 0.0%] to [(18/36) X +9.0%] = (0.0% to +4.5%),

      therefore, the size of adjustment range = (+4.5% - 0.0%) = +4.5% = d

   i = The Maximum Adjustment Percentage for the transition period, which is determined as follows:

                Maximum Adjustment Percentage = [(e / f) X j] = i

  e = Number of months elapsed from March 31, 2003 to September 30, 2004 (= 18)

         f = Number of months in full rolling performance period (= 36)

j = Maximum Adjustment Percentage for the appropriate performance range (= +50%)

Maximum Adjustment Percentage for transition period = [(18/36) X 50%) = +25% = i

      Adjustment Percentage = ([c / d] X i) = ([1.8%/4.5%] X 25%) = +10.0%

   Therefore, the Performance Adjustment is equal to ([k X l] X m) / 4, where;

                      k = Adjustment Percentage, ( = +10%)

 l = Annual Percentage Rate applied to average month-end net assets, ( = 0.125%)

 m = Average month-end net assets for the transition period ended September 30,
                            2004, (= $1,009,500,000)

  Performance Adjustment = ([10% X 0.125%] X $1,009,500,000) / 4 = +$31,546.88


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     c. AN ADJUSTED FEE OF $349,359.38, WHICH IS CALCULATED AS FOLLOWS:

                          n + p = Adjusted Fee, where;

                         n = Base Fee, ( = $317,812.50)

                   p = Performance Adjustment, ( = $31,546.88)

              Adjusted Fee = $317,812.50 + $31,546.88 = $349,359.38

     d. CERTAIN CONVENTIONS. In practice, calculations will be extended to the eighth decimal point. Performance differences between the BG Portfolio and the Index are treated in a symmetric manner, such as in the example.





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